Exhibit 99.1

NEWS RELEASE Contacts: Media - John Vigeland (920) 429-4132 Investors - R. John Pindred (920) 429-7039

SHOPKO REPORTS FOURTH QUARTER AND
FISCAL YEAR 2003 RESULTS

(2004 Business Outlook Provided)

GREEN BAY, Wis. (March 11, 2004) ShopKo Stores, Inc., (NYSE: SKO), today announced financial results for the fourth quarter and fiscal year ended January 31, 2004. Diluted earnings per share for the fourth quarter were $1.07 compared with earnings per share of $1.12 last year. Net income for the fourth quarter was $31.6 million compared with net income of $32.7 million last year.

Consolidated sales for the fourth quarter were $952.9 million compared with $958.4 million last year. Consolidated comparable store sales for the fourth quarter decreased 0.5 percent.

Commenting on the results, ShopKo Stores, Inc. President and Chief Executive Officer Sam Duncan said, "The company made important progress in the past year, starting store remodeling programs in each division and modernizing our technology infrastructure. In 2004, improving the sales performance at both divisions remains a top priority that is being addressed by our remodeling and merchandising initiatives."

Consolidated gross margin as a percent of sales for the fourth quarter was 25.3 percent compared with 26.9 percent last year. This decrease is primarily attributable to a decline in merchandise margins at the ShopKo division, and the absence of a LIFO credit compared to a $2.9 million credit in the prior year, partially offset by an increase in vendor allowances. In the fourth quarter, the adoption of EITF No. 02-16 had no significant impact on margin rate.

Consolidated selling, general and administrative expenses as a percent of sales for the fourth quarter were 17.1 percent compared with 17.4 percent last year. The decrease is primarily due to reduced employee incentives and insurance expenses, partially offset by pre-opening expenses associated with the remodeling of existing stores. In the fourth quarter, one ShopKo remodel was completed and ShopKo's home entertainment and electronics departments were renovated.

Adoption of EITF No. 02-16 had a $0.6 million, or $0.02 per share, unfavorable impact on fourth quarter net earnings.

Full Year Summary

Diluted earnings per share for the fiscal year were $1.33 compared with earnings per share of $1.41, before the cumulative effect of an accounting change related to the adoption of SFAS No. 142 last year. Net income was $39.1 million compared with last year's income of $41.2 million, before the cumulative effect of adopting SFAS No. 142. The net loss in 2002, including the cumulative effect of adopting SFAS No. 142, was $144.8 million or $4.95 per share.

Consolidated sales for the fiscal year were $3,184.1 million compared with $3,240.2 million last year. Consolidated comparable store sales for the fiscal year decreased 1.6 percent.

Consolidated gross margin as a percent of sales for the fiscal year was 25.7 percent, the same as last year. The gross margin as a percent of sales was impacted by a decline in merchandise margins and increased distribution costs, partially offset by the adoption of EITF No. 02-16 and improved inventory shrinkage results.

Consolidated selling, general and administrative expenses as a percent of sales for the fiscal year were 20.3 percent compared with 19.6 percent last year. The increase in rate was primarily attributable to the adoption of EITF No. 02-16. During 2003, ShopKo completed three remodels and renovated its home entertainment and electronics departments. Pamida opened two stores and completed 28 low cost remodels during the year.

Adoption of EITF No. 02-16 had a $2.9 million, or $0.10 per share, unfavorable impact on full year net earnings.

Other Factors

Interest expense for the fourth quarter and year were $8.7 million and $37.9 million compared with $13.1 million and $52.3 million last year, respectively. The reductions were primarily due to reduced debt levels. Debt declined by $62.1 million from fiscal year end 2002.

No restructuring charge was recognized in the fiscal year, compared with a charge of $6.0 million in 2002 related to asset write-downs and additional property carrying costs for ShopKo division stores which were closed during 2001 in connection with the company's strategic restructuring during that year.

First Quarter/Fiscal 2004 Outlook

The company remains cautious in its planning and its outlook and therefore projects consolidated comparable store sales for the first quarter ending May 1, 2004 to increase in the low single digits compared with last year. The company expects a first quarter loss in the range of $0.10 to $0.05 per share. For the fiscal year ending January 29, 2005, the company expects earnings to be in the range of $1.33 to $1.48 per share.

As previously announced, the company plans 2004 capital expenditures of up to $100.0 million. This budget covers three new ShopKo Express Rx™ stores, ten ShopKo remodels, and approximately fifty Pamida remodels, as well as significant technology investments.

Fourth Quarter/Year End Conference Call Arrangements

ShopKo Stores, Inc. will host a conference call and real-time webcast March 11, 2004, at 10:30 a.m. Central Standard Time (CST) to discuss fourth quarter and year end results and fiscal 2004 business outlook, including capital expenditure plans. Participants may access the conference by dialing 1-800-860-2442 and asking for the ShopKo Stores, Inc. conference call. The webcast will be archived for two weeks at www.shopko.com.

The call will be rebroadcast immediately following the call through March 19, 2004. The replay can be accessed by dialing 1-877-344-7529 or 412-858-1440. When prompted for an account number dial 390#, then dial 1 for the recorded conference. When prompted for the conference number dial 336659#, then press 1 to begin the playback.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., is a customer-driven retailer of quality goods and services in two distinct market environments. The company operates 359 stores in 23 states throughout the Midwest, Western Mountain and Pacific Northwest. One hundred forty-one multi-department ShopKo stores are located in mid-sized to larger cities and 218 convenient one-stop Pamida stores provide Hometown Values to customers in smaller communities of rural America. For more information about ShopKo or Pamida visit our website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales, earnings per share, capital expenditure plans and other financial results. Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo's current annual report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.

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Consolidated Sales Summary (dollars in millions)

Fourth Quarter
Business Segments	11/02/03- 1/31/04 (13 weeks)	11/03/02- 2/01/03 (13 weeks)	Change Total**	Change Comp* (13 weeks vs. 13 weeks)
ShopKo	$725.6	$736.2	(1.4)%	(1.4)%
Pamida*	227.3	222.2	2.3%	2.7%
Consolidated	$952.9	$958.4	(0.6)%	(0.5)%

*Comparable store sales represent sales of those stores open during both fiscal years.

** Pamida division total sales variance reflects sales in the prior year periods from nine locations, which have been closed and not replaced, and two new Pamida locations opened in the month of September.

Consolidated Sales Summary (dollars in millions)

Full Year
Business Segments	2/02/03- 1/31/04 (52 weeks)	2/03/02- 2/01/03 (52 weeks)	Change Total**	Change Comp* (52 weeks vs. 52 weeks)
ShopKo	$2,383.5	$2,456.1	(3.0)%	(3.0)%
Pamida	800.6	784.1	2.1%	2.8%
Consolidated	$3,184.1	$3,240.2	(1.7)%	(1.6)%

*Comparable store sales represent sales of those stores open during both fiscal years.

** Pamida division total sales variance reflects sales in the prior year periods from nine locations, which have been closed and not replaced, and two new Pamida locations opened in the month of September.

ShopKo Stores, Inc. and Subsidiaries
Consolidated Statements of Operations
Fourth Quarter and Year to Date
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
(In thousands, except per share data)	2004	2003	2004	2003

Revenues:
Net sales	$952,936	$958,444	$3,184,088	$3,240,187
Licensed department rentals and other income	3,050	2,948	12,821	12,622
	955,986	961,392	3,196,909	3,252,809
Costs and expenses:
Cost of sales	711,560	700,439	2,366,513	2,406,887

Gross margin	241,376	258,005	817,575	833,300

Selling, general and administrative expenses	163,128	166,596	645,225	635,909
Restructuring Charge	-	6,030	-	6,030
Depreciation and amortization expenses	21,173	21,061	83,241	83,337
	184,301	193,687	728,466	725,276

Income from operations	60,125	67,266	101,930	120,646
Interest expense - net	8,671	13,060	37,920	52,264

Earnings before income taxes and accounting change	51,454	54,206	64,010	68,382
Provision for income taxes	19,903	21,527	24,890	27,149

Earnings before accounting change	31,551	32,679	39,120	41,233

Cumulative effect of accounting change	-	-	-	(186,052)

Net earnings (loss)	$31,551	$32,679	$39,120	$(144,819)
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Basic earnings (loss) per share of common stock:
Earnings before cumulative effect of accounting change	$1.08	$1.13	$1.35	$1.43
Cumulative effect of accounting change	-	-	-	(6.46)
Net earnings (loss)	$1.08	$1.13	$1.35	$(5.03)
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Diluted earnings (loss) per share of common stock:
Earnings before cumulative effect of accounting change	$1.07	$1.12	$1.33	$1.41
Cumulative effect of accounting change	-	-	-	(6.36)
Net earnings (loss)	$1.07	$1.12	$1.33	$(4.95)
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Weighted average number of common shares outstanding - basic
	29,134	28,876	29,018	28,791

Weighted average number of common shares
outstanding - diluted	29,487	29,161	29,317	29,218

ShopKo Stores, Inc. and Subsidiaries
Consolidated Statements of Operations
Percents of Sales
Fourth Quarter and Year to Date

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003

Revenues:
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.3	0.3	0.4	0.4
	100.3	100.3	100.4	100.4
Costs and expenses:
Cost of sales	74.7	73.1	74.3	74.3

Gross margin	25.3	26.9	25.7	25.7

Selling, general and administrative expenses	17.1	17.4	20.3	19.6
Restructuring Charge	0.0	0.6	0.0	0.2
Depreciation and amortization expenses	2.2	2.2	2.6	2.6
	19.3	20.2	22.9	22.4

Income from operations	6.3	7.0	3.2	3.7
Interest expense - net	0.9	1.4	1.2	1.6

Earnings before income taxes and accounting change	5.4	5.7	2.0	2.1
Provision for income taxes	2.1	2.2	0.8	0.8

Earnings before accounting change	3.3	3.4	1.2	1.3
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ShopKo Stores, Inc. and Subsidiaries
Business Segment Information
Fourth Quarter and Year to Date

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
(Dollars in thousands)	2004	2003	2004	2003

ShopKo Retail Segment
Net sales	$725,644	$736,242	$2,383,473	$2,456,094
Licensed department rentals and other income	2,702	2,660	11,445	11,319
	728,346	738,902	2,394,918	2,467,413
Costs and expenses:
Cost of sales	544,443	541,264	1,772,632	1,825,319

Gross Margin	181,201	194,978	610,841	630,775

Selling, general and administrative expenses	115,509	112,452	450,888	434,968
Depreciation and amortization expenses	15,192	15,032	59,647	60,051
	130,701	127,484	510,535	495,019

Income from operations	$53,202	$70,154	$111,751	$147,075
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Pamida Retail Segment
Net sales	$227,292	$222,202	$800,615	$784,093
Licensed department rentals and other income	348	288	1,376	1,303
	227,640	222,490	801,991	785,396
Costs and expenses:
Cost of sales	167,117	159,175	593,881	581,568

Gross Margin	60,175	63,027	206,734	202,525

Selling, general and administrative expenses	44,353	45,846	173,137	169,931
Depreciation and amortization expenses	5,867	5,875	23,079	22,641
	50,220	51,721	196,216	192,572

Income from operations	$10,303	$11,594	$11,894	$11,256
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Corporate Segment

Net sales	$-	$-	$-	$-
Licensed department rentals and other income	-	-	-	-
	-	-	-	-
Costs and expenses:
Selling, general and administrative expenses	3,266	8,297	21,200	31,009
Restructuring Charge	-	6,030	-	6,030
Depreciation and amortization expenses	114	154	515	645
	3,380	14,482	21,715	37,685

Loss from operations	$(3,380)	$(14,482)	$(21,715)	$(37,685)
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Consolidated
Income from operations	$60,125	$67,266	$101,930	$120,646
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ShopKo Stores, Inc. and Subsidiaries
Business Segment Information
Percents of Sales
Fourth Quarter and Year to Date

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003

ShopKo Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.4	0.4	0.5	0.5
	100.4	100.4	100.5	100.5
Costs and expenses:
Cost of sales	75.0	73.5	74.4	74.3

Gross Margin	25.0	26.5	25.6	25.7

Selling, general and administrative expenses	16.0	15.3	18.9	17.7
Depreciation and amortization expenses	2.1	2.0	2.5	2.4
	18.1	17.3	21.4	20.2

Income from operations	7.3	9.5	4.7	6.0
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	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003
Pamida Retail Segment
Net sales	100.0	100.0	100.0	100.0
Licensed department rentals and other income	0.2	0.1	0.2	0.2
	100.2	100.1	100.2	100.2
Costs and expenses:
Cost of sales	73.5	71.6	74.2	74.2

Gross Margin	26.5	28.4	25.8	25.8

Selling, general and administrative expenses	19.5	20.6	21.6	21.7
Depreciation and amortization expenses	2.5	2.6	2.9	2.9
	22.1	23.3	24.5	24.6

Income from operations	4.6	5.2	1.5	1.4
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Consolidated
Income from operations	6.3	7.0	3.2	3.7
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ShopKo Stores, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)

	January 31,	February 1,
	2004	2003

Cash and cash equivalents	$22,786	$33,753
Receivables, less allowances	62,808	49,509
Merchandise inventories	569,315	562,731
Other current assets	10,874	13,745
Total current assets	665,783	659,738

Other assets and deferred charges	7,584	12,570
Intangible assets	23,629	20,475
Net property and equipment	781,428	812,184
Total assets	$1,478,424	$1,504,967
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Short-term debt	$82,270	$40,022
Accounts payable - trade	253,313	241,166
Accrued liabilities	193,343	214,117
Current portion of long-term obligations	63,797	95,554
Total current liabilities	592,723	590,859

Long-term obligations	246,990	319,577
Other long-term obligations	25,206	26,391
Deferred income taxes	22,803	19,769
Shareholders' equity	590,702	548,371
Total liabilities and shareholders' equity	$1,478,424	$1,504,967
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